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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                  Commission File Number 0-27414
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                           NOTIFICATION OF LATE FILING

(Check One): / / Form 10-K / / Form 11-K / / Form 20-F /X/ Form 10-Q
             / / Form N-SAR

         For Period Ended:  October 26, 2001
                            ----------------------------------------------------

/ / Transition Report on Form 10-K        / /  Transition Report on Form 10-Q
/ / Transition Report on Form 20-F        / /  Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

         For the Transition Period Ended:

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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM PLEASE PRINT OR
         TYPE.

         Nothing in this form shall be construed to imply the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant             REMEC, Inc.
                        --------------------------------------------------------

Former name if applicable           Not Applicable
                           -----------------------------------------------------


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Address of principal executive office (STREET AND NUMBER) 9404 Chesapeake Drive
                                                          ----------------------

City, state and zip code    San Diego, California 92123
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        /X/       (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, 20-F, 11-K or Form
                           N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

                               PART III NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


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         The registrant recently acquired a significant foreign subsidiary. The acquisition closed October 31, 2001, which is outside the reporting period covered by the subject quarterly report. However, the registrant's financial and accounting resources were significantly burdened by the complexities associated with the operational combination of the new subsidiary's operations and the financial disclosure associated with the registrant's current reporting obligations such that the financial and accounting resources required to complete the subject report were unavailable to complete the subject report on a timely basis absent unreasonable effort or expense. The subject report will be filed contemporaneously with the filing of this notification.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

      David Morash                     (858)                  560-1301
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         (Name)                     (Area Code)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           /X/  Yes   / /  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           / /  Yes  /X/   No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                   REMEC, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      December 11, 2001                        By: /s/ David Morash
          -----------------                           --------------------------
                                                              David Morash,
                                                        Chief Financial Officer

                  INSTRUCTION, The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omission of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).


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